SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

June 26, 2007
Date of Report

UQM Technologies, Inc.
(Exact Name of Registrant as Specified in Charter)

Colorado (State or other jurisdiction of incorporation)	1-10869 (Commission File Number)	84-0579156 (IRS Employer Identification #)

7501 Miller Drive, Frederick, Colorado 80530
(Address of Principal Executive Office)

(303) 278-2002
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act (17 CFR 240.14d-2 (b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4 (c))

This Current Report on Form 8-K is filed by UQM Technologies, Inc., a Colorado corporation (the "Registrant"), in connection with the matters described herein.

Item 1.01 Entry into a Material Definitive Agreement.

Sale of Shares

On June 26, 2007 UQM Technologies, Inc. ("UQM") entered into a definitive agreement ("Purchase Agreement"), attached hereto as Exhibit 10.1, to sell 1,250,000 shares of its common stock ("Shares") at a price of $4.19 per share to Heartland Advisors on behalf of two of its advisory clients, the Heartland Value Fund, and Turn of the Tide, a Wisconsin Limited Partnership ("Subscribers"). The price per share was based on the average closing price of the Company's common stock on the American Stock Exchange for the five trading days immediately preceding the June 26, 2007 closing date. Net cash proceeds to UQM from the transaction were approximately $5.2 million. The Shares were issued pursuant to an exemption from the registration requirements of Section 5 of the Securities Act of 1933, as amended. In connection with the sale and issuance of the Shares, the Purchase Agreement provides that UQM will prepare and file, no later than 30 days immediately following the closing date, a registration statement with the Securities and Exchange Commission ("SEC") covering the resale of the Shares.

Item 3.02 Unregistered Sales of Equity Securities

The information set forth under Item 1.01 of this current report on Form 8-K is hereby incorporated by reference into this Item 3.02.

Item 8.01 Other Events

On June 26, 2007, UQM issued a press release announcing the completion of the sale of the Shares. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

10.1 Securities Purchase Agreement

99.1  Press Release Dated June 26, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UQM Technologies, Inc., Registrant
June 26, 2007	/s/ Donald A. French Donald A. French, Treasurer